                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 2)(1)


                               MORTGAGE.COM, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)


                                   61910V 10 2
                                 (CUSIP NUMBER)



                                  MAY 22, 2000
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               (Page 1 of 7 Pages)

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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 2 of 7
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    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            INTUIT INC. - 77-0034661

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) [ ]
            (b) [X]
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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     DELAWARE
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           NUMBER                5      SOLE VOTING POWER
             OF
           SHARES                                 -0-
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
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                                 6      SHARED VOTING POWER
                                                 68,764 (1) (SEE ITEM 4)
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                                 7      SOLE DISPOSITIVE POWER
                                                 -0-
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                                 8      SHARED DISPOSITIVE POWER
                                                 68,764 (1) (SEE ITEM 4)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       68,764 (1)
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
            [ ]
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                       LESS THAN 0.01 %
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    12      TYPE OF REPORTING PERSON
                                       CO
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(1) Shared only by virtue of the fact that Intuit Ventures Inc. ("IVI"), the record holder of the shares, is a wholly-owned subsidiary of Intuit Inc. ("Intuit"). Intuit disclaims beneficial ownership of the shares under Rule 13d-3.

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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 3 of 7
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    1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             INTUIT VENTURES INC. - 94-3346525

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) [ ]
            (b) [X]
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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     DELAWARE
--------------------------------------------------------------------------------
           NUMBER                5      SOLE VOTING POWER
             OF
           SHARES                                 -0-
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 68,764 (2) (SEE ITEM 4)
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                                 7      SOLE DISPOSITIVE POWER
                                                 -0-
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                                 8      SHARED DISPOSITIVE POWER
                                                 68,764 (2) (SEE ITEM 4)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       68,764 (2)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
            [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              LESS THAN 0.01%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
                                       CO
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(2) Shared only by virtue of the fact that IVI is a wholly owned subsidiary of
Intuit.

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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 4 of 7
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ITEM 1(a).        NAME OF ISSUER:
                  Mortgage.com, Inc., a Florida Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  1642 N. Harrison Parkway, Building H
                  Sunrise, FL  33323

ITEM 2(a).        NAME OF PERSON FILING:
                  (i) Intuit Inc.
                  (ii) Intuit Ventures Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  (i) 2535 Garcia Avenue
                  Mountain View, California  94043

                  (ii) 1285 Financial Boulevard
                  Reno, Nevada 89502-7103


ITEM 2(c).        PLACE OF ORGANIZATION OR CITIZENSHIP:
                  (i) and (ii):  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.01 per share

ITEM 2(e).        CUSIP NUMBER:
                  61910V 10 2 (Mortgage.com)

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ]      Broker or dealer registered under Section 15
                                    of the Exchange Act;

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                  (c)      [ ]      Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act;

                  (d)      [ ]      Investment company registered under Section
                                    8 of the Investment Company Act;

                  (e)      [ ]      Investment adviser in accordance with Rule
                                    13d-1(b)(1)(ii)(E);

                  (f)      [ ]      An employee benefit plan or endowment fund
                                    in accordance with Rule 13-d-1(b)(1)(ii)(F);


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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 5 of 7
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                  (g)      [ ]      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)      [ ]      A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                  (i)      [ ]      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                  (j)      [ ]      Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP:

                  (a)      Amount beneficially owned:

                           All 68,764 warrants are presently exercisable and
                  were contributed by Intuit to its subsidiary IVI. Intuit owns 100% of the issued and outstanding capital stock of IVI. This transfer was effected in conjunction with other contributions to IVI of equity securities in Intuit's investment portfolio.

                  (b)      Percent of class:
                           Less than 0.01%

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           -0-

                  (ii)     Shared power to vote or to direct the vote:
                           68,764. Shared only by virtue of the fact that IVI is a wholly owned subsidiary of Intuit. Intuit disclaims beneficial ownership of the shares under Rule 13d-3.

                  (iii) Sole power to dispose of or to direct the disposition of:

                           -0-

                  (iv) Shared power to dispose of or to direct the disposition of:
                           68,764. Shared only by virtue of the fact that IVI is a wholly owned subsidiary of Intuit. Intuit disclaims beneficial ownership of the shares under Rule 13d-3.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 6 of 7
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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  Not applicable

ITEM 10.          CERTIFICATIONS:


Because this statement is filed pursuant to Rule 13d-1(c), the following certification is included:


         By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  June 6, 2000

                                        Intuit Inc.


                                        /s/ Greg J. Santora
                                        -----------------------------------
                                        Greg J. Santora
                                        Senior Vice President and
                                        Chief Financial Officer

                                        Intuit Ventures Inc.


                                        /s/ Barry Simcoe
                                        -----------------------------------
                                        Barry Simcoe
                                        President


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CUSIP NO.   61910V 10 2           13G/A No. 2                        Page 7 of 7
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                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G/A relating to the shares of common stock of Mortgage.com, Inc. held by each of the undersigned and to all amendments to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement on June 6, 2000

                                        Intuit Inc.


                                        /s/ Greg J. Santora
                                        --------------------------------
                                        Greg J. Santora
                                        Senior Vice President and
                                        Chief Financial Officer


                                        Intuit Ventures Inc.


                                        /s/ Barry Simcoe
                                        --------------------------------
                                        Barry Simcoe
                                        President